Exhibit 10.3

Name: Charles J. Neral
Number of Stock Units: 75,230
Date of Grant: September 12, 2012

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II

MANAGEMENT PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS AWARD AND ANY SECURITIES ISSUED UPON THE PAYMENT OF THIS RESTRICTED STOCK UNIT AWARD ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE STOCKHOLDERS AGREEMENT AMONG SUNGARD CAPITAL CORP., SUNGARD CAPITAL CORP. II, SUNGARD HOLDING CORP., SOLAR CAPITAL CORP. AND CERTAIN STOCKHOLDERS OF SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II, DATED AS OF AUGUST 10, 2005 (AS IN EFFECT FROM TIME TO TIME, THE “STOCKHOLDERS AGREEMENT”).

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II STRONGLY ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

This agreement (the “Agreement”) evidences Restricted Stock Units granted by SunGard Capital Corp., a Delaware corporation (the “Company”), and SunGard Capital Corp. II, a Delaware corporation (“Lowerco” and together with the Company, the “Companies”), to the undersigned (the “Grantee”), pursuant to, and subject to the terms of, the SunGard 2005 Management Incentive Plan (as amended from time to time, the “Plan”) which is incorporated herein by reference and of which the Grantee hereby acknowledges receipt.

1. Grant of Restricted Stock Units. The Company and Lowerco (as applicable) grant to the Grantee, as of the above Date of Grant, Restricted Stock Units for the number of Stock Units stated above (the “Stock Units”), on the terms provided herein and in the Plan. The Stock Units represent a conditional right to receive Units (as defined below) consisting of Class A Common shares, Class L Common shares and Lowerco Preferred shares (the “Shares”). The Stock Units evidenced by this Agreement are granted to the Grantee in an Employment capacity as an Employee.

2. Stock Unit Account. The Company shall establish and maintain a Stock Unit account (the “Account”) as a bookkeeping account on its records for the Grantee and shall record in the Account the number of Stock Units awarded to the Grantee. No Shares shall be issued to the Grantee at the time the Award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Companies with respect to any Stock Units recorded in the Account or amounts credited to the Account pursuant to Section 8. The Grantee shall not have any interest in any fund or specific assets of the Companies by reason of this Award or the Account established for the Grantee.

3. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Plan. The terms “Change of Control,” “Disability” and “Fair Market Value” shall have the same meaning as set forth in the Stockholders Agreement and without regard to any subsequent amendment thereof. The terms “Cause,” “Good Reason” and “In Contemplation Termination” shall have the same meaning as set forth in the Grantee’s employment agreement with SunGard Data Systems Inc., dated July 2, 2012, as it may be amended from time to time (the “Employment Agreement”). The term “Performance Period” is defined in Schedule A. The following terms shall have the following meanings:

(a)	“Adjustment Event” means (i) a cash distribution with respect to Shares paid to all or substantially all holders of Shares, other than cash dividends in respect of Shares declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following an IPO, or (ii) a substantially pro rata redemption or substantially pro rata repurchase (in each case, as applicable, by the Company, Lowerco or any of their subsidiaries) of all or part of any class of Shares;

(b)	“CEO” means the Chief Executive Officer of the Company.

(c)	“Date of Termination” means the date that the termination of the Grantee’s Employment with Employer is effective on account of the Grantee’s death, the Grantee’s Disability, termination by Employer for Cause or without Cause, or by the Grantee, as the case may be;

(d)	“Effective Date” means July 2, 2012, Grantee’s date of hire.

(e)	“Employer” means the Company or, as the case may be, its Affiliate with whom the Grantee has entered into an Employment relationship;

(f)	“Investors” means investment funds advised by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts, Providence Equity Partners and TPG that own capital stock of the Company;

(g)	“Restrictive Covenant” means the restrictive covenants set forth in the Employment Agreement;

(h)	“Unit” means an undivided interest in 1.3 Class A shares, 0.1444 Class L shares and 0.05 Lowerco Preferred shares, determined at the Date of Grant, as it may be adjusted as provided herein;

(i)

“Vest on a Pro Rata Basis” means, with respect to the Grantee’s termination of Employment described in Section 4(a) during the Performance Period, that the Grantee’s Stock Units shall continue to be earned through the end of the Year of Termination, provided that only a portion of the Stock Units subject to this Restricted Stock Unit Agreement that otherwise would have been earned at the end of the Year of Termination shall be earned as of the end of such year, such portion being determined by multiplying (i) the number of Stock Units that otherwise would have been earned at the end of such year based upon attainment of the pre-determined performance goal, by (ii) (A) the number of days in which the Grantee was employed by Employer during the Year of Termination divided by (B) 365 (rounded to the nearest whole number of Stock Units); and the Stock Units that are earned for the Year of Termination as described in this paragraph shall vest as of the last day of the Year of Termination pursuant to Section 4(a); and

(j)	“Year of Termination” means the fiscal year during which the Grantee’s Date of Termination occurs.

As used herein with respect to the Stock Units, the Stock Units shall be earned based on performance and shall vest based on Section 4 below, and the term “vest” means that the restrictions on the right to receive payment pursuant to the Stock Units lapse in whole or in specified part.

4. Vesting of Stock Units. The Stock Units shall be subject to forfeiture until the Stock Units vest. The Stock Units shall vest, in accordance with Schedule A, based on the Grantee’s continued Employment; provided, however, that:

(a)	except as provided in subsections 4(d) and (e) below, if the Grantee’s Employment terminates as a result of (i) termination of the Grantee by Employer without Cause or (ii) the Grantee’s Disability or death, then the Stock Units shall Vest on a Pro Rata Basis.

(b)	except as provided in subsections 4(d) and (e) below, if the Grantee’s Employment terminates as a result of the Grantee’s resignation, then the Stock Units shall be deemed to have stopped vesting as of the beginning of the year containing the Date of Termination of such Grantee.

(c)	if the Grantee’s Employment terminates as a result of termination by Employer for Cause, all of the Stock Units will be immediately forfeited by the Grantee and terminate as of the Date of Termination.

(d)	if a Change of Control occurs after the second anniversary of the Effective Date, the Stock Units will become fully vested (i) on the date of termination of employment if Grantee’s employment is terminated by Employer without Cause or by Grantee for Good Reason and such termination occurs on or within 18 months following the Change of Control or (ii) on the date of the Change of Control if an In Contemplation Termination has occurred.

(e)	if a Change of Control occurs prior to the second anniversary of the Effective Date, 50% of the unvested Stock Units will vest upon (A) Grantee’s termination of employment by Employer without Cause or by Grantee for Good Reason if such termination occurs on or within 18 months following the Change of Control or (B) the date of the Change of Control if an In Contemplation Termination occurred, and the balance of the unvested Stock Units will be immediately forfeited by the Grantee.

5. Payment of Stock Units. The Grantee’s vested Stock Units shall be paid in Shares upon the first to occur of (i) a Change of Control that meets the requirements of a “change in control event” under Section 409A of the Code (a “409A Change of Control”), (ii) the Grantee’s separation from service for any reason other than for Cause, or (iii) the date that is four years after the Effective Date. If a 409A Change of Control occurs before the Stock Units are fully vested, any Stock Units that subsequently vest shall be paid upon the first to occur of (i) the Grantee’s separation from service for any reason other than for Cause or (ii) the date that is four years after the Effective Date. Any Stock Units that vest as a result of an In Contemplation Termination under Section 4(d) or 4(e) shall be paid in Shares upon the Change of Control if the Change of Control is a 409A Change of Control and, if not, in accordance with the other provisions of this Section 5. Notwithstanding the foregoing, all distributions of Shares under this Agreement upon separation from service shall only be made upon the Grantee’s “separation from service” within the meaning of Section 409A of the Code, and all distributions shall be made at a time and in a manner consistent with Section 409A. When the vested Stock Units become payable, the Companies will issue to the Grantee Shares representing the Units underlying the vested Stock Units, subject to satisfaction of the Grantee’s tax withholding obligations as described below, within 30 days after the payment event.

6. Certain Calls and Puts. The Stock Units granted hereunder and the related Shares are subject to the call and put rights contained in Section 6 of the Stockholders Agreement, except that such put rights shall be granted only if and to the extent permitted by the Code (including Section 409A thereof); provided, however, that the call rights contained in Section 6 of the Stockholders Agreement shall not apply in the event of a termination resulting from Disability or death.

7. Share Restrictions, etc. Except as expressly provided herein, the Grantee’s rights hereunder and with respect to Shares received upon payment in accordance with Section 5 herein are subject to the restrictions and other provisions contained in the Stockholders Agreement.

8. Distributions, Redemptions, etc.

(a)	Upon the occurrence of an Adjustment Event, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Units in connection with the Adjustment Event, multiplied by (ii) the number of Shares of the class of stock affected by the Adjustment Event that are included in each Unit immediately prior to the Adjustment Event, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(b)	If any other cash dividend or distribution is paid with respect to Shares underlying the Stock Units, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Units, multiplied by (ii) the number of Shares of the applicable class of stock that are included in each Unit, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(c)

The amount credited to the Account pursuant to this Section 8 with respect to Stock Units is referred to as the “Bonus Value.” The Bonus Value shall vest on the same terms as the Stock Units to which it relates, as set forth in this Agreement, and the vested Bonus Value shall be paid to the Grantee, in cash, Shares or such other securities or assets as the Compensation Committee or Board shall determine, at the same time as the vested Stock Units are paid pursuant to Section 5 herein, consistent with Section 409A of the Code.

(d)	In the case of a redemption or repurchase of Shares, the number of Shares of the class of stock redeemed or repurchased that are subject to outstanding Stock Units will be automatically reduced by an amount proportionate to the percentage reduction in outstanding Shares of the affected class resulting from the redemption or repurchase. The Grantee shall be entitled to receive any information reasonably requested regarding the composition of a Unit, as adjusted in accordance with this Section 8.

9. Forfeiture. Upon delivery of Shares pursuant to the Stock Units, the Grantee shall certify on a form acceptable to the Committee that the Grantee is, and at all times during and after Employment has been, in compliance with the Restrictive Covenants, the Employment Agreement and all other agreements between the Grantee and the Company or any of its Affiliates. If the Company determines that the Grantee is not, or at any time during or after Employment has not been, in compliance with one or more of the Restrictive Covenants, the Employment Agreement or with the provisions of any agreement between the Grantee and the Company or any of its Affiliates, and such non-compliance has not been authorized in advance in a specific written waiver from the Company or the applicable party, the Committee may cancel any unpaid Stock Units. The Company shall also have the following (and only the following) additional remedies:

(a)	During the six months after any delivery of Shares pursuant to the Stock Units, such delivery may be rescinded at the Company’s option if the Grantee fails, or at any time during or after Employment has failed, to comply in any material respect with the terms of the Restrictive Covenants, the Employment Agreement or of any other agreement with the Company or any of its Affiliates or if the Grantee breaches, or at any time during or after Employment has breached, any duty to the Company or any of its Affiliates. The Company shall notify the Grantee in writing of any such rescission within one year after such delivery. Within ten days after receiving such a notice from the Company, the Grantee shall remit or deliver to the Company (i) the amount of any gain realized upon the sale of any Shares, (ii) any consideration received upon the exchange of any Shares (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange), and (iii) the number of Shares received in connection with the rescinded delivery.

(b)

The Company shall have the right to offset, against any Shares and any cash amounts due to the Grantee under or by reason of the Grantee’s holding the Stock Units, any amounts to which the Company is entitled as a result of the Grantee’s violation of the terms of the Restrictive Covenants, the Employment Agreement or of any other agreement with the Company or any of its Affiliates or the Grantee’s breach of any duty to the Company or any of its Affiliates; provided, however, that no offset shall accelerate or defer the distribution date of amounts payable under this Agreement in violation of Section 409A of the Code, and any offset in violation of Section 409A shall be null and void. Accordingly, the Grantee acknowledges that (i) the Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such withholding, or escrow, subject, however, to compliance with the requirements of Section 409A of the Code.

The Grantee acknowledges and agrees that the calculation of damages from a breach of any of the Restrictive Covenants, the Employment Agreement or of any other agreement with the Company or any of its Affiliates or of any duty to the Company or any of its Affiliates would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Grantee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

10. Legends, etc. Shares issued upon the lapse of any restrictions on the Stock Units shall bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

11. Transfer of Stock Units. The Stock Units may only be transferred by the laws of descent and distribution, or to a legal representative in the event of the Grantee’s incapacity and in accordance with the terms of the Stockholders Agreement.

12. Withholding. The payment of the Shares and other amounts in accordance with this Agreement will give rise to “wages” or other compensation income subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued Shares in accordance with Section 5 herein and paid cash in accordance with Section 8 hereof, are subject to the Grantee promptly paying to the Companies in cash or by Share withholding as described below (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. The Grantee also authorizes the Companies and their subsidiaries to withhold such amount from any amounts otherwise owed to the Grantee. Unless the Grantee elects otherwise by providing written notice to the Company not later than 30 days after the payment event, any tax withholding obligation with respect to the payment of Shares shall be satisfied by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, and local tax liabilities. Accordingly, unless the Grantee timely elects to pay the withholding Taxes in cash, the Grantee shall be deemed to have elected to pay such Taxes through Share withholding as described above.

13. Grant Subject to Plan Provisions. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Award and payment of the Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Administrator in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares issued under the Plan, (ii) changes in capitalization and (iii) other requirements of applicable law. The

Administrator shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

14. Effect on Employment. Neither the grant of the Stock Units, nor the issuance of Shares or other payments in accordance with this Agreement, shall give the Grantee any right to be retained in the employ of the Company, Lowerco or any of their Affiliates, affect the right of the Company, Lowerco or any of their Affiliates to discharge or discipline the Grantee at any time, or affect any right of the Grantee to terminate his or her Employment at any time.

15. Delay in Payments for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a “specified employee” of a publicly traded corporation under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Grantee dies during the postponement period prior to the payment of postponed amount, the accumulated postponed amount shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.

16. Section 409A. It is intended that the Stock Units awarded hereunder shall comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), and this Agreement shall be interpreted on a basis consistent with such intent. Payments shall only be made on an event and in a manner permitted by Section 409A of the Code. Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. As provided under Section 409A, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Grantee, the payment will be treated as made upon the date specified hereunder if the payment is made during the first calendar year in which calculation of the amount of the payment is administratively practicable. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

17. Nature of Grant; No Entitlement; No Claim for Compensation. Grantee, in accepting the Stock Units, represents and acknowledges that Grantee’s participation in the Plan is voluntary; that participation in the Plan is discretionary and does not form any part of Grantee’s contract of employment, if any, with the Company or any of its subsidiaries; and that Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its subsidiaries. Grantee furthermore understands and acknowledges that the grant of the Stock Units is discretionary and a one-time occurrence, does not constitute any portion of Grantee’s regular remuneration and is not intended to be taken into account in calculating service-related benefits, and bears no guarantee or implication that any additional grant will be made in the future. In consideration of the grant of the Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units or diminution in value of the Stock Units or any of the Shares issuable under the Stock Units from termination of Grantee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Grantee irrevocably release his or her employer, the Company and its subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Grantee shall be deemed to have irrevocably waived Grantee’s entitlement to pursue such claim.

18. Personal Data. Grantee understands and acknowledges that in order to perform its obligations under the Plan, the Company and its subsidiaries may process personal data and/or sensitive personal data relating to Grantee. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other personal and financial data relating to Grantee (including, without limitation, Grantee’s address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title), and information about Grantee’s participation in the Plan and the Shares acquired from time to time pursuant to the Plan. Grantee, in accepting the Stock Units, gives his or her explicit and voluntary consent to the Company and its subsidiaries to collect, use and process any such personal data and/or sensitive personal data (in electronic or other form). Grantee also hereby gives his or her explicit and voluntary consent to the Company and its subsidiaries to transfer any such personal data and/or sensitive personal data (in electronic or other form) outside the country in which Grantee works or is employed. The legal persons for whom Grantee’s personal data are intended include the Company and any of its subsidiaries, any outside plan administrator or service provider selected by the Company or any of its subsidiaries from time to time, and any other person that the Administrator may find in its administration of the Plan to be appropriate; such recipients may be located in countries that have different data privacy laws and protections than Grantee’s country. Grantee hereby acknowledges that he or she has been informed of his or her right of access and correction to his or her personal data by contacting his or her local human resources representative. Grantee understands that the transfer of the information described herein is important to the administration of the Plan and that failure to consent to the transmission of such information may limit or prohibit his or her participation in the Plan.

19. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

20. Compliance with Laws, Regulations and Policies. The issuance of Shares pursuant to the vested Stock Units shall be subject to compliance by the Companies and the Grantee with all applicable requirements of law relating thereto (including, without limitation, foreign securities and exchange control requirements). The inability of the Companies to lawfully issue Shares or the inability of the Companies and/or the Grantee to obtain approval from any regulatory body having authority deemed by the Companies to be necessary to the lawful issuance of any Shares hereby shall relieve the Companies of any liability with respect to the non-issuance of the Shares. The Stock Units, and all Shares and other amounts payable pursuant to the Stock Units, are subject to the terms of any applicable clawback and other policies adopted by the Board.

21. Amendment. In addition to the authority to make adjustments pursuant to Section 7(b) of the Plan, the Administrator may modify the terms of the Award as the Administrator deems appropriate, in good faith, to take account of a change in circumstances occasioned by a stock dividend or other similar distribution (whether in the form of stock, other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, including the power to adjust the performance goals that are affected by such a transaction.

[SIGNATURE PAGE FOLLOWS]

By acceptance of the Stock Units, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement as a “Manager” as defined therein.

Executed as of the Date of Grant.

SunGard Capital Corp. and	SUNGARD CAPITAL CORP.
SunGard Capital Corp. II	SUNGARD CAPITAL CORP. II

	By:	/s/ Russell Fradin

Grantee

I ACKNOWLEDGE THAT I HAVE RECEIVED A COPY OF THIS AGREEMENT AND CERTAIN RELATED INFORMATION, AND THAT I HAVE READ AND UNDERSTOOD THESE DOCUMENTS. I ACCEPT AND AGREE TO ALL OF THE PROVISIONS OF THIS AGREEMENT.

/s/ Charles Neral
Grantee

Schedule A

Vesting Schedule

(1)	With respect to each of the calendar years in the Performance Period, the Stock Units shall be exercisable to the extent that the Target is achieved during such period as follows, and the portion of the Stock Units that is earned for such calendar year shall vest in accordance with the vesting schedule set forth in paragraph (2) below:

(a)	if Actual Internal EBITA for such calendar year is less than or equal to 95% of the Target for that year, none of the Stock Units will be earned at the end of that year;

(b)	if Actual Internal EBITA for such calendar year is between 95% and 100% of the Target for that year, the number of Stock Units that vest and become exercisable at the end of that year will be determined by linear interpolation between 95% and 100% of the number of Stock Units; and

(c)	if Actual Internal EBITA for such calendar year is equal to or greater than 100% of the Target for that year, 1/4 of the Stock Units shall be earned (rounded to the nearest .0001 of a Stock Unit) at the end of that year.

(2)	The Stock Units shall vest up to 25% annually as of the end of the applicable calendar year, to the extent earned, and subject to the other terms of the Agreement.

For purposes of this Vesting Schedule:

“Performance Period” means the four-year period beginning on January 1 of the year of grant.

“Actual Internal EBITA” means the Company’s actual earnings before interest, taxes and amortization for a year, determined based on the Company’s audited financials. Actual Internal EBITA shall not be reduced by costs of the Company’s proposed spin-off of its availability services business or related items, management and transaction fees payable to the Investors or their affiliates, extraordinary items (as determined by the Compensation Committee in consultation with the CEO) or non-cash equity incentive expenses. Actual Internal EBITA shall be calculated without giving effect to purchase accounting and shall be adjusted in good faith by the Compensation Committee in consultation with the CEO to reflect the consequences of acquisitions and dispositions. Unless otherwise determined by the Board or Compensation Committee and agreed to by the CEO, the adjustment for acquisitions and dispositions shall be based on a cost of funds used for acquisitions and released by dispositions at a rate of 11%, compounded at the rate of 7.5% per annum, provided that transactions with a purchase price in excess of $50 million may merit an alternative adjustment, in which case the rate will be as mutually agreed by the CEO and the Board or Compensation Committee. Actual Internal EBITA targets shall be appropriately adjusted by the Compensation Committee in consultation with the CEO in case of changes in GAAP promulgated by FASB or the SEC or changes in depreciation methodology.

“Target” means the Company’s final consolidated budgeted Actual Internal EBITA, as approved by the Board or Compensation Committee and as appears in the Company’s operating budget for each of the applicable calendar years in the Performance Period.